Exhibit 99.1

For Immediate Release
Contact: Thomas F. Hoffman
412-831-4060

Buchanan Mine Repair Schedule Updated

PITTSBURGH (November 14, 2005) – Based on the most recent engineering assessments of remaining repair work, CONSOL Energy Inc. (NYSE:CNX) estimates the completion date for repairs of the skip hoist at the Buchanan Mine in Virginia to be mid-to-late December compared with an earlier estimate of mid-November.

The lower level of the shaft was not completely accessible for inspection until recently when hazardous situations at higher levels in the shaft were repaired and eliminated. It was discovered that the lower level of the shaft and skip hoisting structure required replacement rather than repair of a greater portion of the structure than originally anticipated. As a consequence, additional time was required to demolish and remove existing parts of the hoist structure. The remaining time is needed to re-install replacement structure. All materials needed to complete the work are on site.

The skip hoist, the device that lifts coal from underground to the surface, was damaged in an accident on September 16, 2005, forcing the mine to suspend coal production. From top to bottom, the entire skip hoist structure, which is housed within and on top of a 26-foot diameter vertical concrete shaft, is approximately 1,780 feet high, the equivalent of a 148-story building.

The Buchanan Mine produces approximately 400,000 tons per month of low-volatile metallurgical-grade coal that is sold to domestic and international steelmakers who use the coal to make coke. Letters are being sent to Buchanan customers updating them on the situation. The force majeure provision in the sales contracts has been invoked during the period when the mine is idle.

Despite the change in the expected restart of the Buchanan Mine, CONSOL Energy reaffirms its earlier coal production guidance of 17 million to 18 million tons for the quarter ending December 31, 2005.

CONSOL Energy Inc., through its subsidiaries, is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in six states. In addition, the company is a majority shareholder in one of the largest U.S. producers of coalbed methane, CNX Gas Corporation.

CONSOL Energy Inc. has annual revenues of $2.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. CONSOL Energy companies have received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for innovative reclamation practices in 2004, as well as 2002 and 2003. In 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-Looking Statements

CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “forecast,” “estimate,” “intend,” “predict,” and “continue” or similar words. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our coal, or pipeline systems which deliver our gas;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment; fires, accidents and weather conditions which could cause our results to deteriorate;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	risks in exploring for and producing gas;

•	obtaining governmental permits and approvals for our operations;

•	a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	a decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements that could result in our customers initiating claims against us;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the effects of government regulation;

•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, potential acquisitions and to meet our other obligations;

•	the incurrence of losses in future periods;

•	the effects of mine closing, reclamation and certain other liabilities;

•	our ability to comply with restrictions imposed by our senior credit facility;

•	increased exposure to employee related long-term liabilities;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	the outcome of various asbestos litigation cases;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

•	results of class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs;

•	our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries; and

•	the anti-takeover effects of our rights plan could prevent a change of control.